Exhibit 99.(a)(2)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

FOR

IRONWOOD MULTI-STRATEGY FUND LLC

TABLE OF CONTENTS

Page

I. GENERAL PROVISIONS		1

1.1	Formation	1
1.2	Definitions	2
1.3	Limited Liability of Members	4
1.4	Purposes of the Fund	4
1.5	Fiscal Year, Fiscal Quarter, Fiscal Period, Fiscal Quarter Closing and Fiscal Period Closing	5
1.6	New Members; Capital Contributions	5
1.7	Transferability of Units	6

II. MANAGEMENT OF THE FUND		7

2.1	Board of Directors	7
2.2	Management by the Board; Authority to Delegate	8
2.3	Actions by Directors Appointment of Officers	9
2.4	Reliance by Third Parties	9
2.5	Expenses	9
2.6	Sales Charge	9
2.7	Additional or Replacement Manager	10
2.8	Meetings of Members	10
2.9	Custody of Assets of the Fund	11
2.10	Other Activities	11

III. REPURCHASES OF UNITS		12

3.1	General	12
3.2	Discretionary Repurchases	13
3.3	Mandatory Repurchases	16

IV. VALUATION		16

4.1	Valuation of Assets	16
4.2	Reserves	17

V. DISSOLUTION OF THE FUND		17

5.1	Dissolution	17
5.2	Liquidating Trust	17

VI. DISTRIBUTIONS, WITHHOLDING AND DIVIDEND REINVESTMENT PLAN		17

6.1	Annual Distributions	17

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6.2	Dividend Reinvestment Plan	18

VII. FINANCIAL REPORTING		18

7.1	Independent Auditors	18
7.2	Filing of Tax Information	18
7.3	Reports to Members	18

VIII. INDEMNIFICATION AND LIABILITY		19

8.1	Indemnification	19
8.2	Liability	20

IX. BENEFIT PLAN INVESTORS		20

9.1	Investment in Accordance with Law	20
9.2	Disclosures and Restrictions Regarding Benefit Plan Members	21

X. MISCELLANEOUS		21

10.1	General	21
10.2	Special Power of Attorney	21
10.3	Amendments	22
10.4	Certification of Non-Foreign Status	23
10.5	Entity Classification Election	23
10.6	Notices	23
10.7	Choice of Law; Waiver of Jury Trial	23
10.8	Attorneys’ Fees	24
10.9	Headings	24
10.10	Construction and Interpretation	24
10.11	Further Assurances	24
10.12	Entire Agreement	24
10.13	Discretion	24
10.14	Merger and Consolidation	24

EXHIBIT A – Limited Liability Company Agreement for Ironwood Institutional Multi-Strategy Fund LLC

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IRONWOOD MULTI-STRATEGY FUND LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of October 5, 2010 by Jonathan Gans (the “Initial Member”), and other persons or entities who shall execute counterparts of this Agreement or the investor certification (the “Investor Certification”) in accordance with the provisions hereof as members (the “Subsequent Members” and, together with the Initial Member, the “Members”).

WHEREAS, Ironwood Multi-Strategy Fund LLC (the “Fund”) was formed by Ironwood Capital Management Corporation, a California corporation (“ICM”) as a limited liability company under the Delaware Limited Liability Company Act (as amended and in effect on the date hereof, the “Act”) pursuant to the filing of a certificate of formation in the office of the Secretary of State of the State of Delaware on August 25, 2010 (the “Original Certificate”);

WHEREAS, ICM entered in a limited liability agreement dated August 25, 2010 (the “Original Agreement”) to govern the operations of the Fund;

WHEREAS, the Original Certificate was amended and restated pursuant to the filing by the Initial Member of a certificate of correction in the office of the Secretary of State of the State of Delaware on the date hereof (the “Amended Certificate”);

WHEREAS, the Initial Member is a Director of the Fund; and

WHEREAS, the Members wish to amend and restate the Original Agreement pursuant to the terms of this Agreement to set forth the provisions pursuant to which the Fund will be governed.

I. GENERAL PROVISIONS

1.1           Formation

(a)           The Fund was formed by ICM as a limited liability company under the Act pursuant to the Original Certificate.

(b)           The Fund has been governed since the date of the Original Certificate pursuant to the terms of the Original Agreement.  The Original Certificate was amended and restated pursuant to the filing of the Amended Certificate.

(c)           Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Fund shall be governed by the Act.

(d)           The Fund shall do business under the name of Ironwood Multi-Strategy Fund LLC.

1.2           Definitions
.

(a)           “1940 Act” means the 1940 Investment Company Act, as amended.

(b)           “Accountants” means, initially, Ernst & Young or such other independent certified public accountants as selected from time to time by the Board in accordance with the 1940 Act.

(c)           “Act” has the meaning assigned to it in the Preamble.

(d)           “Affiliate” of a person means any person who:  (a) directly or indirectly controls, is controlled by, or is under common control with such person; or (b) owns or controls ten percent or more of the outstanding voting securities of such person; or (c) is an officer or director of such person; or (d) is an officer, director, partner, or trustee of any entity for which the such person acts in any such capacity.

(e)           “Agreement” has the meaning assigned to it in the Preamble.

(f)           “Amended Certificate” has the meaning assigned to it in the Preamble.

(g)           “Annual Distribution” has the meaning assigned to it in Section 6.1 hereof.

(h)           “Board” means the board of directors of the Fund.

(i)           “Business Day” means any day, other than Saturday, Sunday, on which the U.S. equity markets and commercial banks are open for business.

(j)           “Capital Contribution” means the amount of capital contributions made by a Member upon admission to the Fund and thereafter.

(k)           “Code” means the Internal Revenue Code of 1986, as amended.

(l)           “Director” means a member of the Board, as such members are appointed from time to time.

(m)           “Distribution Election” means the election a Subsequent Member makes to receive Annual Distributions in cash.

(n)           “Early Repurchase Fee” means the fee equal to 5.00% of the value of Units repurchased that a Subsequent Member shall pay if it tenders such Units for repurchase during the Lock-Up Period with respect to such Subsequent Member.

(o)           “ERISA” means the Employee Retirement Income Security Act of 1974.

(p)           “Fiscal Period” has the meaning assigned to it in Section 1.5(d).

(q)           “Fiscal Period Closing” has the meaning assigned to it in Section 1.5(e).

(r)           “Fiscal Quarter” has the meaning assigned to it in Section 1.5(b).

(s)    “Fiscal Quarter Closing” has the meaning assigned to it in Section 1.5(c).

(t)    “Fiscal Year” has the meaning assigned to it in Section 1.5(a).

(u)    “Fund” means Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company formed under the Act by the filing of the Original Certificate.

(v)    “GAAP” means U.S. generally accepted accounting principles.

(w)    “Indemnified Party” means ICM, the Initial Member and their respective Affiliates and each Director.

(x)    “Independent Director” means a Director who is not a “interested person” as such term is defined in Section 2(a)(19) of the 1940 Act (or such successor provision thereof).

(y)    “Initial Member” has the meaning assigned to it in the Preamble.

(z)    “Initial Payment” has the meaning assigned to it in Section 3.2(m).

(aa)    “Investor Certification” mean the investor certification each Subsequent Member must execute prior to being admitted as a Subsequent Member  in order to invest in the Fund as a Subsequent Member.

(bb)    “Lock-Up Period” means the one-year period following a Subsequent Member’s initial Capital Contribution.

(cc)    “Master Fund” means Ironwood Institutional Multi-Strategy Fund LLC.

(dd)    “Member” means a person or entity who shall execute counterparts of this Agreement or the Investor Certification in accordance with the provisions hereof as a member of the Fund.

(ee)    “Net Asset Value” means the excess of the Fund’s assets over its liabilities.

(ff)    “Net Asset Value per Unit” means the Net Asset Value divided by the number of Units of the Fund held by Members.

(gg)    “Offer” has the meaning assigned to it in Section 3.2(b).

(hh)           “Offer Acceptance” has the meaning assigned to it in Section 3.2(c).

(ii)           “Offer Acceptance Deadline” means, for each Repurchase Date, 95 calendar days prior to such Repurchase Date.

(jj)           “Officer” means officer of the Fund duly appointed by the Board pursuant to Section 2.3(c).

(kk)           “Original Agreement” has the meaning assigned to it in the Preamble.

(ll)           “Original Certificate” has the meaning assigned to it in the Preamble.

(mm)   “Payment Date” means, for each Repurchase Date, 90 calendar days after such Repurchase Date.

(nn)   “Plan” has the meaning assigned to it in Section 9.1.

(oo)   “Plan Assets Entity” has the meaning assigned to it in Section 9.2.

(pp)   “Plan Fiduciary” has the meaning assigned to it in Section 9.1.

(qq)    “Repurchase Dates” means the repurchase dates determined by the Board in accordance with Section 3.2.

(rr)     “Repurchase Notice” has the meaning assigned to it in Section 3.2(a).

(ss)    “Sales Charge” has the meaning assigned to it in Section 2.6.

(tt)     “SEC” means the Securities and Exchange Commission.

(uu)    “Subsequent Member” has the meaning assigned to it in the Preamble.

(vv)    “Subsequent Payment” has the meaning assigned to it in Section 3.2(m).

(ww)   “Underlying Adviser” means a manager of an Underlying Fund.

(xx)    “Underlying Fund” means a pooled entity into which the Master Fund invests a portion of its assets.

(yy)           “Units” means the units of limited liability company interests of the Fund.

1.3           Limited Liability of Members

.  To the extent provided in the Act or other applicable law, no Member shall (a) be liable for the repayment or discharge of any debt or other liability of the Fund; or (b) be required to make additional contributions to the capital of the Fund.

1.4           Purposes of the Fund

.  The Fund will (i) operate as a closed-end, non-diversified management investment company (A) in accordance with the 1940 Act;  and (B) subject to any fundamental policies and investment restrictions described in the Form N-2; and (ii) and is organized for the purpose of realizing capital appreciation with limited variability of returns and of engaging in all activities and transactions as the Board may deem necessary or advisable in connection therewith, including, without limitation:

(a)           by investing substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in the Master Fund;

(b)           to engage attorneys, independent accountants, or such other persons as the Board may deem necessary or advisable;

(c)           to maintain for the conduct of Fund affairs one or more offices and to engage personnel, whether part time or full time, and do such other acts as the Board may deem necessary or advisable; and

(d)           designating from time to time persons to act as signatories for the Fund, including, without limitation, persons authorized to execute and deliver any filings with the SEC or applicable federal or state regulatory authorities or self-regulatory organizations.

1.5           Fiscal Year, Fiscal Quarter, Fiscal Period, Fiscal Quarter Closing and Fiscal Period Closing

.  (a) The fiscal year of the Fund for accounting purposes shall end on April 30 of each year, and the fiscal year for tax purposes shall end on December 31 of each year (as applicable, a “Fiscal Year”).

(b)           A fiscal quarter of the Fund shall be each three-month period ending on the last calendar day of April, July, October and January (each,  a “Fiscal Quarter”).

(c)           A fiscal quarter closing of the Fund shall occur on the close of business on the last calendar day of each Fiscal Quarter (each,  a “Fiscal Quarter Closing”).

(d)           A fiscal period of the Fund shall be each calendar month (each,  a “Fiscal Period”).

(e)           A fiscal period closing shall occur on the close of business on the last calendar day of each Fiscal Period (each,  a “Fiscal Period Closing”).

1.6           New Members; Capital Contributions.

(a)           Subsequent Members may, at the discretion of the Board, be admitted to the Fund as of the beginning of each Fiscal Period or at such other time as the Board may determine.  Each Subsequent Member shall be required to execute a counterpart execution page hereof or the Investor Certification and such other documentation as may be required at the discretion of the Board.  Each Subsequent Member, by becoming a party hereto, waives its right to consent to the admission of Members.

(b)           The name of each Member, and the amount of the capital contribution(s) made by such Member upon admission to the Fund and thereafter (each, a “Capital Contribution”), shall be set forth in the records of the Fund.

(c)           The minimum initial Capital Contribution of each Member will be $50,000.  The amount of the initial Capital Contribution of each Member shall be recorded by the Fund upon acceptance as a contribution to the capital of the Fund.  Each Member’s entire initial Capital Contribution will be paid to the Fund immediately prior to the Fund’s acceptance of the Member’s subscription for Units.

(d)           Each Member may make additional Capital Contributions effective as of those times and in amounts as the Board may permit.  Each additional Capital Contribution made by a Member will be in the minimum amount of $10,000.

(e)           Subject to the provisions of the 1940 Act, and except as otherwise permitted by the Board, (1) initial and any additional Capital Contributions by any Member will be payable in cash or in securities that the Board, in its absolute discretion, causes the Fund to accept, and (2) initial and any additional Capital Contributions in cash will be payable in readily available funds at the date of the proposed acceptance of the contribution.  The Fund will charge each

Member making a Capital Contribution in securities to the capital of the Fund an amount as may be determined by the Board to reimburse the Fund for any costs incurred by the Fund by reason of accepting the securities, and any charge will be due and payable by the contributing Member in full at the time the Capital Contribution to which the charges relate is due.  The value of contributed securities will be determined in accordance with Section 4.1 of this Agreement as of the date of contribution.

(f)           The minimum initial and additional contributions set out in this Section 1.6 may be increased or reduced by the Board from time to time.  Reductions may be applied to all Members, individual Members or to classes of Members, in each case in the sole discretion of the Board.

(g)           The Units shall be personal property for all purposes.

1.7           Transferability of Units.

(a)           No person shall become a substituted Member without the consent of the Board, which consent may be withheld in its sole and absolute discretion.

(b)           Units held by Members shall only be transferred:

(i)           by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of a Member; or

(ii)           under extremely limited circumstances, with the written consent of the Board (which may be withheld in its sole and absolute discretion).

(c)           The Board generally will not consider consenting to a transfer unless:

(i)           the transfer is one in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g., certain gifts and contributions to family entities); or

(ii)           the transfer is to members of the transferring Member’s immediate family (siblings, spouse, parents and children).

(d)           The Board shall not consent to a transfer of Units by a Member unless such transfer is to a single transferee or after the transfer of the Units, the aggregate Net Asset Value of Units of each of the transferee and transferor is not less than $25,000.

(e)           Notice to the Fund of any proposed transfer must include evidence satisfactory to the Board that the proposed transferee, at the time of transfer, meets any requirements imposed by the Fund with respect to investor eligibility and suitability.

(f)           Each transferring Member and transferee must agree to pay all expenses, including, but not limited to, attorneys’ and accountants’ fees, incurred by the Fund in connection with the transfer.

(g)           If a Member transfers Units with the approval of the Board, the Fund will promptly take all necessary actions so that each transferee or successor to whom the Units is transferred is admitted to the Fund as a Member.

II. MANAGEMENT OF THE FUND

2.1           Board of Directors.

(a)           The Initial Member hereby appoints Rick Meadows and M. Kelley Price as Directors.

(b)           Each Director shall be deemed as a “manager” of the Fund as such term is defined in Section 18-101(10) of the Act.

(c)           The number of Directors at the date of this Agreement is fixed at not more than fourteen (14) Directors and no fewer than three (3).  After the date hereof, the number of Directors will be fixed from time to time by the Directors then in office, which number may be greater, or lesser, than fourteen (14), but no fewer than the minimum number of directors permitted to corporations organized under the laws of the State of Delaware, except that no reduction in the number of Directors will serve to effect the removal of any Director.

(d)           The term of office of each Director shall be from the time of such Director’s election and qualification until his or her successor shall have been elected and shall have qualified, or until his or her status as a Director is terminated sooner in accordance with Section 2.1(j) of this Agreement.

(e)           Except to the extent the 1940 Act requires election by Members, if any vacancy in the position of a Director occurs, including by reason of an increase in the number of Directors as contemplated by Section 2.1(c) of this Agreement, the remaining Directors may appoint an individual to serve in that capacity in accordance with the provisions of the 1940 Act.

(f)           Independent Directors will at all times constitute at least a majority (or more if required by the 1940 Act) of the Directors then serving.

(g)           An Independent Director will be replaced by another Independent Director selected and nominated by the remaining Independent Directors, or in a manner otherwise permissible under the 1940 Act.

(h)           If no Director remains, the Initial Member will promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business is to be continued, approving the appointment of the requisite number of Directors.

(i)           If the Members determine at the meeting not to continue the business of the Fund, or if the approval of the appointment of the requisite number of Directors is not approved within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund will be dissolved in accordance with Article V of this Agreement and the assets of the Fund will be liquidated and distributed in accordance with such Article.

(j)           The status of a Director will terminate (i) if the Director dies; (ii) if the Director resigns as a Director; or (iii) if the Director is removed in accordance with Section 2.1(k) of this Agreement.

(k)           Any Director may be removed with or without cause by a vote of a majority of the other Directors or by the vote or written consent of Members holding not less than two-thirds of the total number of Units then-held by Members.

(l)           The Directors may establish and maintain committees of the Board, and the Directors may grant to such committees the authority to, among other things:  value the assets of the Fund; select and nominate the Independent Directors of the Fund; recommend to the Board the compensation to be paid to the Independent Directors; and recommend to the Board the firm of certified public accountants that will conduct the Fund’s audits.

(m)           The Directors may establish or designate committees of the Board or the Fund, whose members may include the Directors and/or other natural persons who are not Directors, to provide advice and other services to the Fund, which committees may include (but are not limited to) a committee that will value the assets of the Fund.

(n)           The Independent Directors will receive compensation for their services as Independent Directors, as determined by the Board.

2.2           Management by the Board; Authority to Delegate.

(a)           The Board shall have those rights and powers necessary to manage and control the business affairs of the Fund and to carry out the oversight obligations of the Board with respect to the Fund required under the 1940 Act, state law, and any other applicable laws or regulations.

(b)           Rights and powers of the Board include, without limitation, the authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business, and to do all things necessary and proper as to carry out the objective and business of the Fund, including, without limitation, the power to engage an investment manager to provide advice and management and to remove such an investment manager, each in accordance with the 1940 Act, as well as to exercise any other rights and powers expressly given to the Board under this Agreement.

(c)           The Members intend that, to the fullest extent permitted by law, and except to the extent otherwise expressly provided in this Agreement, (i) each Director is vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director is vested with the same powers and authority on behalf of the Fund as are customarily vested in each director who is not an “interested person” (as such term is defined in Section 2(a)(19) of the 1940 Act) of a closed-end, management investment company registered under the 1940 Act that is organized as a Delaware corporation.

(d)           During any period in which the Fund has no Directors, the Initial Member will manage and control the Fund.

(e)           Each Director will be the agent of the Fund but will not retains those rights, powers and duties that have not been delegated under this Agreement.

(f)           Any Director may be admitted to the Fund in accordance with Section 1.6 of this Agreement and make Capital Contributions and own Units, in which case the Director will also become a Member.

2.3           Actions by Directors; Appointment of Officers.

(a)           Unless provided otherwise in this Agreement, the Directors will act only:  (i) by the affirmative vote of a majority of the Directors (which majority will include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors is present either in person or, to the extent consistent with the provisions of the 1940 Act, by conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other; or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.  A majority of the Directors then in office will constitute a quorum at any meeting of Directors.

(b)           The Directors may designate from time to time a Director or any person approved as an officer of the Fund pursuant to Section 2.3(c) of this Agreement who will preside at all meetings.  Meetings of the Directors may be called by the Chairman of the Board of Directors or any two Directors, and may be held on any date and at any time and place determined by the Directors.  Each Director will be entitled to receive written notice of the date, time and place of a meeting within a reasonable time in advance of the meeting.  Written notice need not be given to any Director who attends a meeting without objecting to the lack of written notice or who executes a written waiver of written notice with respect to the meeting.

(c)           The Directors may appoint from time to time Officers, agents and employees of the Fund who will have the same powers and duties on behalf of the Fund as are customarily vested in officers of a corporation incorporated under Delaware law, or such other powers and duties as may be designated by the Directors, in their sole discretion, and designate them as officers or agents of the Fund by resolution of the Directors specifying their titles or functions.  Each  of the Officers shall serve until the earlier of their death, resignation or removal, in accordance with this Agreement.

2.4           Reliance by Third Parties.  Persons dealing with the Fund shall be entitled to rely conclusively upon the certificate or other representation of a Director to the effect that such Director is then acting as the “manager” of the Fund (as such term is defined in Section 18-101(10) of the Act) and within the power and authority of the Board as set forth herein.

2.5           Expenses.  The Fund shall pay all investment expenses, including, but not limited to, brokerage commissions (if any) and all other costs of executing transactions, interest expense, insurance expense, custodial expense, its pro rata share of expenses of the Master Fund and all ongoing ordinary administrative and operational costs of the Fund, including legal costs, taxes and any fees paid to any fund administrator or any regulatory and compliance administrator.  The Fund, as applicable, shall also directly pay any extraordinary operating expenses.

2.6           Sales Charge.  Investments may be subject to a sales charge (a “Sales Charge”) of up to 2.0% of the subscription amount.  The Sales Charge may be waived or adjusted at the sole discretion of the Board.  The Sales Charge shall be in addition to the subscription price for Units.  All or a portion of the Sales Charge relating to Units will be paid to the placement agent that assisted in the placement of such Units.

2.7           Additional or Replacement Manager.  Additional or replacement “managers” of the Fund (as such term is defined in Section 18-101(10) of the Act) may be admitted to the Fund pursuant to a vote of Members as provided in Section 10.3 and the approval of the Board.  Upon the admission of any substitute or additional “manager” or “managers” of the Fund (as such term is defined in Section 18-101(10) of the Act)  this Agreement shall be amended (and each Member hereby consents to such amendment) so that the provisions hereof shall apply to such “manager” or “managers” of the Fund (as such term is defined in Section 18-101(10) of the Act) in the same manner as now applicable to a “manager”, to the extent practicable.

2.8           Meetings of Members.

(a)           Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present or by means of a written consent.  Meetings of the Members may be called by the affirmative vote of a majority of Directors then in office, or by Members holding at least a majority of the total number of Units held by all Members, and may be held at any time, date and place determined by the Board.  In each case, the Board will provide notice of the meeting, stating the date, time and place of the meeting and the record date for the meeting, to each Member entitled to vote at the meeting within a reasonable time prior to the meeting.

(b)           Failure to receive notice of a meeting on the part of any Member will not affect the validity of any act or proceeding of the meeting, so long as a quorum is present at the meeting.

(c)           Except as otherwise required by applicable law, only matters set out in the notice of a meeting may be voted on by the Members at the meeting.

(d)           The presence in person or by proxy of Members holding a majority of the total number of Units held by all Members as of the record date will constitute a quorum at any meeting of Members.  In the absence of a quorum, a meeting may be adjourned to the time or times as determined by the Board and communicated to the Directors in the manner described above in this Section 2.8.

(e)           Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members called pursuant to Section 2.1(h) of this Agreement or elected pursuant to the requirement of Section 2.1(a) will be elected as Directors and (ii) all other actions of the Members taken at a meeting will require the affirmative vote of Members holding a majority of the total number of units held by those Members who are present in person or by proxy at the meeting.

(f)           Each Member will be entitled to cast at any meeting of Members or pursuant to written consent a number of votes equivalent to the number of Units held by such Member as of the record date for the meeting or the date of the written consent.  The Board will establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members or mailing (including by electronic transmission) to the Members of any written consent, to determine eligibility to vote at the meeting and the number of votes that each Member will be entitled to cast at the meeting, and will maintain for each record date a list setting out the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(g)           A Member may vote at any meeting of Members by a properly executed proxy transmitted to the Fund at any time at or before the time of the meeting by telegram, telecopier or other means of electronic communication or other readable reproduction as contemplated by the provisions relating to proxies applicable to corporations incorporated under the laws of Delaware now or in the future in effect.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy is present at the meeting and votes in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting out the action to be taken, are signed by Members holding a majority of the total number of votes eligible to be cast or any greater percentage as may be required under this Agreement to approve the action.

2.9           Custody of Assets of the Fund.

(a)           Notwithstanding anything to the contrary in this Agreement, none of the Board or any Member will have any authority to hold or have possession or custody of any funds, securities or other property of the Fund.  The physical possession of all funds, securities or other property of the Fund will at all times be held, controlled and administered by one or more custodians retained by the Fund.  The Board will have no responsibility, other than that associated with the oversight and supervision of custodians retained by the Fund, with respect to the collection of income or the physical acquisition or safekeeping of the funds, securities or other property of the Fund, all duties of collection, physical acquisition or safekeeping being the sole obligation of such custodians.

(b)           With respect to any uncertificated securities held by the Fund as of the date on which the Fund becomes registered with the SEC as an investment company under the 1940 Act, and during any period of time in which the Fund remains so registered, such securities shall be under the control of one or more of the Fund’s custodian(s), as may be engaged from time to time, pursuant to Section 17(f) of the 1940 Act and the rules thereunder, and no person shall be authorized or permitted to have access to such securities except in accordance with Section 17(f) of the 1940 Act and the rules thereunder, and consistent with the terms of the Fund’s agreement with the relevant Fund custodian.

2.10           Other Activities.

(a)           No Member nor any of its principals, members, directors, officers, partners, employees or beneficial owners nor any Director nor any Officer will be required to devote full time to the affairs of the Fund.

(b)           Each Director, each Member, and each Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member will have any rights in or to such activities of any other Member, Directors or any Affiliate of any Member or any profits derived from these activities.

(c)           To the extent that at law or in equity the Directors have duties (including fiduciary duties) and liabilities relating to those duties to the Fund or to any other Member or other natural person or entity bound by this Agreement, any such natural person or entity acting under this Agreement will not be liable to the Fund or to any other Member or other natural person or entity bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)           The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Directors otherwise existing at law or in equity, are agreed by the Members to replace the other duties and liabilities of the Directors.

III. REPURCHASES OF UNITS

3.1           General.

(a)                      Units are not redeemable.  Except as otherwise provided in this Agreement, no Member or other person holding Units or portion thereof shall have the right to require the Fund to repurchase its Units.

(b)                      The Board, from time to time, and in its sole and absolute discretion, may determine to cause the Fund to make an Offer to repurchase Units from Members at the Net Asset Value per Unit on a date determined by the Board (a “Repurchase Date”) in accordance with this Agreement.

(c)                      In accordance with the terms and conditions as are set forth in this Agreement, in determining whether to cause the Fund to repurchase Units and the number of Units to be subject to such Offer, the Board shall consider, among other things, the recommendation of any investment manager to the Fund then serving in such capacity and shall also consider the following factors, among others, in making such determination:

(i)           whether any Members have requested that the Fund repurchase their Units and the number of Units that such Members have requested to be repurchased;

(ii)          the liquidity of the Fund’s assets;

(iii)         the investment plans and working capital requirements of the Fund;

(iv)         the relative economies of scale with respect to the size of the Fund;

(v)          the history of the Fund in repurchasing Units;

(vi)         the economic condition of the securities markets; or

(vii)        the anticipated tax consequences of any proposed repurchases of Units.

3.2           Discretionary Repurchases.  The Board shall cause the Fund to repurchase Units on terms fair to the Fund and to all Members in the following manner:

(a)           The Board will provide written notice to Members when it has determined, in its sole and absolute discretion, that the Fund will repurchase Units (each, a “Repurchase Notice”).

(b)           Each Repurchase Notice will describe the terms of the repurchase offer (the “Offer”), including:

(i)        the commencement date of such Offer;

(ii)  the Repurchase Date for such Offer;

(iii)      the number of Units that are the subject of such Offer and the percentage that such Units represent of all Units held by Members; and

(iv)      any other information that the Board has determined, in its sole discretion, that a Member should consider in deciding whether and how to participate in such Offer.

(c)           Members must submit, in writing, responses to a Repurchase Notice (each, an “Offer Acceptance”) to the Fund or its designated agent named in the Repurchase Notice.

(d)           Offer Acceptances received by the Fund or its designated agent after the Offer Acceptance Deadline will be void.

(e)           The Fund shall send a Repurchase Notice to each Member, no later than 30 calendar days prior to each Offer Acceptance Deadline.

(f)           Upon request by a Member, the Board may permit a Member to cancel a Offer Acceptance if such cancellation is determined by the Board to be in the best interest of the Fund.

(g)           Notwithstanding Section 3.2(c) herein, a Member may not tender Units for repurchase during such Member’s Lock-Up Period, except that each Member may tender Units within such Member’s Lock-Up Period upon payment to the Fund a fee equal to 5.00% of the value of the Units repurchased by the Fund, payable to the Fund (an “Early Repurchase Fee”).  The Board may, in certain limited instances where the Board has determined that the remaining Members will not be materially and adversely affected or prejudiced, waive the imposition of the Early Repurchase Fee with respect to some or all Members.  Any such waiver does not imply that the Early Repurchase Fee will be waived at any time in the future.

(h)           The amount due to any Member tendering all of or a portion of its Units shall be equal to the product of the total number of Units tendered by such Member times the Net Asset Value per Unit determined on the Repurchase Date, which will be based on the estimated unaudited Net Asset Value of the Fund’s assets as of such Repurchase Date, after giving effect to all allocations to be made to the Members as of such date.

(i)           The Fund may suspend or postpone any Offer in limited circumstances and only by a vote of a majority of the Board, including a majority of the Independent Directors in circumstances including, but not limited to:

(i)           a period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s nets assets;

(ii)          for any other periods that the SEC permits by order for the protection of Members; or

(iii)         other unusual circumstances as the Board deems advisable to the Fund and its Members.

(j)           The Board, in its sole and absolute discretion, shall determine the amount of Units to be repurchased, if any.

(k)           If the number of Units tendered for repurchase by Members as of a Offer Acceptance Deadline is greater than the number of Units set forth in the Repurchase Notice, the Fund may, in the Board’s sole and absolute discretion, either (i) repurchase only a pro rata portion of the amount of Units tendered by each Member, with the number of Units repurchased from a Member determined by reference to the number of Units tendered by such Member for repurchase as of such Repurchase Date over the aggregate number of Units tendered for repurchase as of such Repurchase Date; or (ii) initiate a new Offer pursuant to which the Fund will repurchase a greater amounts of Units, which may be equal to or less than the number of Units tendered by Members in the initial Offer.

(l)           Promptly after a Repurchase Date, each Member who tendered Units and who had all or a portion of such tendered Units repurchased by the Fund shall be issued a non-interest bearing, non-transferable promissory note by the Fund entitling such Member to be paid an amount equal to 100% of the unaudited Net Asset Value such Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member).  The note shall entitle the Member to be paid within 90 calendar days after the Repurchase Date (a “Payment Date”).

(m)           Notwithstanding Section 3.2(k), if a Member tendered for repurchase 95% or more of the Units held by such Member and 95% or more of such Member’s Units are repurchased by the Fund, such Member shall receive (i) cash or a non-interest bearing, non-transferable promissory note issued by the Fund in an amount equal to 95% of the estimated unaudited Net Asset Value of such Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s Units, including any Advisory Fee allocable to such Units) (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferrable promissory note issued by the Fund entitling such Member to up to the remaining 5% of the estimated unaudited Net Asset Value of such Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s Units, including any Advisory Fee allocable to such Units) (as adjusted (if at all), the “Subsequent Payment”).

(n)           Following the later of

(i)           the completion of the Fund’s annual audit or

(ii)          such longer period as the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment will be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final audited Net Asset Value of such Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s Units) and the as-adjusted Subsequent Payment shall be paid to such Member.

(o)           The Board in its discretion may pay repurchase proceeds, in whole or in part, in securities of equivalent value.  The Fund does not expect that it will distribute securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that:

(i)           making a cash payment would result in a material adverse effect on the Fund or on Members not requesting that their Units be repurchased; or

(ii)          the Master Fund has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.

In the event that the Fund makes such a distribution of securities as payment for Units, Members shall bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of such securities.

(p)           The Board may, in its sole and absolute discretion, elect to impose charges on Members or other persons who submit their Units for repurchase in addition to the Early Repurchase Fee set forth in Section 3.2(g) herein.  The Board may also, in its sole and absolute discretion, allocate to tendering Members withdrawal or similar charges imposed by Underlying Funds if the Manager has requested withdrawal of its capital from any Underlying Funds in order to fund the repurchase of Units and such charges were borne by the Fund.

(q)           A Member who tenders some but not all of the Member’s Units for repurchase shall be required to maintain a minimum aggregate Net Asset Value of Units equal to $50,000 unless waived by the Board in its sole discretion.  The Fund may reduce the amount to be repurchased from a Member so that the required minimum aggregate Net Asset Value of Units is maintained.

(r)           The Fund may maintain cash or borrow money to pay repurchase proceeds, which would increase the Fund’s operating expenses and would adversely impact the ability of the Fund to achieve its investment objective.

3.3           Mandatory Repurchases.

(a)           The Board may cause the Fund to repurchase the Units of a Member or of any person acquiring such Units from or through a Member in the event that the Board determines or has reason to believe that, among other things:

(i)           all or part of such Units have been transferred or such Units have vested in any person by operation of law as a result of the death, dissolution, bankruptcy or incompetency of a Member;

(ii)          ownership of such Units by such Member or other person will cause the Fund to be in violation of, or subject the Fund or any Member to additional registration or regulation under the securities, commodities, or other laws of the U.S. or any other relevant jurisdiction;

(iii)         continued ownership of such Units may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Members to an undue risk of adverse tax or other fiscal consequences;

(iv)         any representation or warranty made by a Member in connection with the acquisition of its Units was not true when made or has ceased to be true; or

(v)          it would be in the best interests of the Fund for the Fund to cause a mandatory repurchase of such Units.

(b)           Members whose Units are mandatorily repurchased by the Fund shall not be entitled to a return of any amount of Sales Charge that was charged in connection with the Member’s purchase of Units.

IV. VALUATION

4.1           Valuation of Assets.  Valuation of the Fund’s assets will be determined in the following manner:

(a)           the value of each asset of the Fund (except goodwill, which shall not be taken into account) shall be determined as of each Fiscal Period Closing in accordance with GAAP applied on a consistent basis.  However, if the Board determines that GAAP does not fairly represent the fair value of any asset of the Fund, the Board may value such asset as it may reasonably determine and shall set forth the basis for any such valuation in writing in the records of the Fund.  All values assigned to the assets of the Fund pursuant to this Section 4.1 shall be binding and conclusive as to all parties; and

(b)           the valuation of all, or some, of the Fund’s assets may be suspended by the Board, at its discretion, with respect to any Fiscal Period Closing on which trading is suspended or restricted on any domestic or international stock or commodities exchange.  In such event, the Fiscal Period Closing to which such valuation relates shall be postponed until the Board elects to make such valuation or the next day on which such exchange or exchanges are open for trading on an unrestricted basis, with the day following the postponed Fiscal Period Closing being the first day of the next Fiscal Period.

4.2           Reserves.  Liabilities shall be determined in accordance with GAAP applied on a consistent basis.  The Board, in its sole discretion, may from time to time provide reserves for liabilities and expenses where the amounts of such items are not known and no accrual under GAAP would be required.

V. DISSOLUTION OF THE FUND

5.1           Dissolution.

(a)           The Fund shall be dissolved and its affairs wound-up upon the occurrence of any of the following events:

(i)           any Member that has submitted a written request, in accordance with the terms set forth in Article III, to tender all of such Member’s Units for repurchase by the Fund (A) has not been given the opportunity to so tender within a period of two years after the request (whether in a single Offer or multiple consecutive offers within the two-year period) and (B) has provided written notice to the Fund within 30 calendar days of the end of such two-year period.

(ii)          any event which would make it unlawful to continue the existence of the Fund; or

(iii)         the Board determines to dissolve the Fund upon 30 calendar days’ prior written notice to the Members.

(b)           Upon dissolution of the business of the Fund, which dissolution shall be deemed a Fiscal Quarter Closing, the Board shall, at any time during the 90 calendar day period following completion of a final audit of the Fund’s books and records, make distributions out of Fund assets in the following manner and order:

(i)           to payment and discharge of the claims of all creditors of the Fund who are not Members;

(ii)          to payment and discharge of the claims of Member creditors of the Fund pro rata based on the respective amounts of their claims; and

(iii)         to each Member in proportion to number of Units held by such Member.

5.2           Liquidating Trust.  The Board may, at its discretion if determined to be in the best interests of Members, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of, all or a portion of, the Fund.  The use of a liquidating trust would be subject to the regulatory requirements of the 1940 Act and applicable Delaware law, and could result in expenses that the Members would bear indirectly.

VI. DISTRIBUTIONS, WITHHOLDING AND DIVIDEND REINVESTMENT PLAN

6.1           Annual Distributions.  The Fund shall distribute all of its net investment income to Members as of the last calendar day of each calendar year (an “Annual Distribution”).  The

Annual  Distributions shall be made to each Member pro rata based on the number of Units held by such Member and will be net of Fund expenses.  Units are issued and outstanding from the initial date on which Units are sold (or other date on which Units are issued by the Fund) to the date on which such Units are repurchased by the Fund.

6.2           Dividend Reinvestment Plan.

(a)           Unless a Member makes a Distribution Election, all distributions shall be reinvested in full and fractional Units at the Net Asset Value per Unit next determined on the payable date of such Annual Distributions.  Any such Units shall be registered in the name of such Member.

(b)           If a Member has made a Distribution Election, the Fund may make Annual Distributions in a combination of cash and Units.  Any such Units shall be registered in the name of such Member and any such cash payment shall be mailed as soon as practicable after the last calendar day of each calendar year in which Annual Distributions are declared.  No interest shall accrue on amounts represented by uncashed Annual Distributions checks.

(c)           A Member may at any time, by written request to the Fund, make a Distribution Election.

(d)           The Fund shall be entitled to withhold or cause to be withheld from each Member’s distribution from the Fund such amounts on account of taxes or similar charges, if any, as are required by applicable law.  Each Member shall furnish to the Fund from time to time all such information as is required by applicable law or otherwise reasonably requested by the Fund (including certificates in the form prescribed by the Code or Treasury Regulations thereunder or applicable state, local or foreign law) to permit the Fund to ascertain whether and in what amount withholding is required in respect of such Member.

VII. FINANCIAL REPORTING

7.1           Independent Auditors.  The books and records of the Fund shall be audited by the Accountants as of the end of each Fiscal Year.

7.2           Filing of Tax Information.  The Board shall prepare, or cause to be prepared, and cause the Fund to file: (a) all necessary U.S. federal tax returns in compliance with applicable sections of the Code; and (b) all required state and local tax returns with the appropriate taxing authority.

7.3           Reports to Members.  Following each Fiscal Quarter, the Fund shall prepare and deliver to each Member a report setting forth the Fund’s estimated investment performance (based on unaudited data) for that Fiscal Quarter and from the beginning of the current Fiscal Year through the end of such Fiscal Quarter.  Within 60 calendar days after the end of each Fiscal Year, the Fund or Accountants shall prepare and deliver to each Member a report setting forth as of the end of such Fiscal Year:

(a)                      a balance sheet of the Fund;

(b)                      a statement showing the increase or decrease in Net Asset Value of the Fund for such Fiscal Year;

(c)                      the number of Units held by such Member;

(d)                      the Net Asset Value per Unit and the manner of calculation;

(e)                      the aggregate Net Asset Value of such Member’s Units and the manner of calculation; and

(f)                      any such information as may be required by applicable regulatory authorities.

The Fund may deliver such quarterly and annual reports in electronic format or make them available to Members through the Fund’s website.

VIII. INDEMNIFICATION AND LIABILITY

8.1           Indemnification.

(a)           ICM, the Initial Member and their respective Affiliates and each Director (each, an “Indemnified Party”) shall be indemnified by the Fund against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Fund, provided that the same were not the result of willful misfeasance, bad faith or gross negligence by such Indemnified Party or reckless disregard of the duties involved in the conduct of such Indemnified Party’s actions, on the part of the Board or its Affiliates or such Director.

(b)           Notwithstanding the above, no Indemnified Party shall be indemnified for any losses, liabilities, or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless:  (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs; or (c) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)           In any claim for indemnification resulting from U.S. federal or state securities law violations, the party seeking indemnification shall place before the court the position of the SEC or any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

(d)           The Fund shall not incur the cost of any portion of insurance which insures any party against any liability for which the indemnification is herein prohibited.

(e)           Advances by the Fund to an Indemnified Party for legal expenses and other costs incurred as a result of a legal action will be made only if the Indemnified Party undertakes to repay the advanced funds, with interest at a risk-free rate from the initial date of such advance, to the Fund in cases in which they would not be entitled to indemnification under the first paragraph of this Section 8.1.

(f)           In no event shall any indemnification permitted by this Section 8.1 be made by the Fund unless all provisions of this Section 8.1 for the payment of indemnification have been complied with in all respects.

(g)           No Director who has been designated an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto, and any rules issued thereunder by the SEC) in the Fund’s Form N-2 or other reports required to be filed with the SEC shall be subject to any greater duty of care in discharging such Director’s duties and responsibilities by virtue of such designation than is any Director who has not been so designated.

8.2           Liability.  (a) No Indemnified Party shall have any liability to the Fund or to any Member for any loss suffered by the Fund which arises out of any action or inaction of such Indemnified Party if such Indemnified Party, in good faith, determined that such course of conduct was in, or not opposed to, the best interests of the Fund and such course of conduct did not constitute willful misfeasance, bad faith, or gross negligence of such Indemnified Party or reckless disregard of the duties involved in the conduct of such Indemnified Party’s actions.

(b)           No Indemnified Party shall be liable to the Fund or any Member for losses due to circumstances beyond their control, including but not limited to, the bankruptcy, insolvency, or suspension of normal business activities by any service provider to the Fund or the Master Fund, or due to the negligence, dishonesty, bad faith, or misfeasance of any service provider to the  Fund or the Master Fund chosen by the Board in good faith.

(c)           No Indemnified Party shall bear any liability whatsoever in respect of valuations provided by a service provider to the Fund or the Master Fund or any entity in which the Master Fund invests relied on by such Indemnified Party in good faith provided that such service provider was selected by the Board in good faith after the exercise of due care in such selection.

(d)           Nothing contained herein shall in any way constitute a waiver or limitation of any rights granted to the Fund or any Member under the U.S. federal securities laws.

IX. BENEFIT PLAN INVESTORS

9.1           Investment in Accordance with Law.  Each Member that is investing assets on behalf of, an “employee benefit plan,” as defined in, and subject to the fiduciary responsibility provisions of, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become an Member (a “Plan Fiduciary”), represents and warrants that (a) the Plan Fiduciary has considered an investment in the Fund for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Fund for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Fund by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Fund has been duly authorized and approved by all necessary parties;

(e) none of ICM, the Initial Member, any Underlying Fund, any Underlying Adviser, any administrator appointed by the Fund, any sub-administrator appointed by the Fund, any selling agent, any of their respective affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Fund, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of ICM, the Initial Member, each Underlying Fund, each Underlying Adviser, each administrator appointed by the Fund, each sub-administrator appointed by the Fund, each selling agent and each of their respective affiliates; and (iii) is qualified to make such investment decision.

9.2           Disclosures and Restrictions Regarding Benefit Plan Members.  Each Member that is a “benefit plan investor” (as defined as any Plan and any entity (“Plan Assets Entity”) deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any Plan) represents that the individual signing the Investor Certification on behalf of the Member has disclosed such Member’s status as a benefit plan investor in its Investor Certification.  Each Member that is not a “benefit plan investor” represents and agrees that if at a later date such Member becomes a benefit plan investor, such Member will immediately notify the Fund of such change of status.  In addition, each Plan Assets Entity that agrees to promptly provide information to the Fund, upon the Fund’s reasonable request, regarding the percentage of the Plan Assets Entity’s equity interests held by benefit plan investors.  Notwithstanding anything herein to the contrary, the Board, may take any and all action including, but not limited to, refusing to admit persons as Members or refusing to accept additional subscription monies for Units, and requiring the repurchase of the Units of any Member upon ten days’ notice to the Member and otherwise in accordance with Section 3.3 hereof, as may be necessary or desirable to prevent the Fund from holding “plan assets” under Section 3(42) of ERISA.

X. MISCELLANEOUS

10.1           General.  This Agreement:  (a) shall be binding on the executors, administrators, heirs, successors, and legal representatives of the Members and the Directors; and (b) may be executed through the use of any number of counterparts of this Agreement or the Investor Certification, with the same effect as if the parties executing such counterparts had all executed one counterpart of this Agreement.

10.2           Special Power of Attorney.  Each Member hereby appoints the Initial Member as such Member’s true and lawful representative and attorney-in-fact, in such Member’s name, place, and stead, to make, execute, sign, acknowledge, swear to, publish, record, and file:

(a)                      any certificates of formation with respect to the Fund in various jurisdictions and any amendments thereto, and any certificates of assumed name or of doing business under a fictitious name with respect to the Fund and any amendments thereto;

(b)                      any amendments, modifications, or supplements to this Agreement, approved by the requisite Members or not requiring such approval as provided herein; and

(c)                      any instruments which the Board deems appropriate to qualify or continue the Fund in the State of Delaware and the jurisdictions in which the Fund may conduct business, or which may be required to be filed by the Fund or the Members under the laws of any jurisdiction or under any amendments or successor statutes to the Act, or which reflect the dissolution or termination of the Fund.

The power of attorney hereby granted by each Member is coupled with an interest, is irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency, or dissolution of such Member.

10.3           Amendments.

(a)           The terms and provisions of this Agreement may be modified or amended from time to time with the prior written consent of the Board and of Members having, in the aggregate, Units with Net Asset Value in excess of 50% of the aggregate Net Asset Value insofar as is consistent with the laws governing this Agreement.  Members may be required to respond in the negative to a proposed amendment within a certain time period, but not less than 20 calendar days, or be deemed to have consented to such amendment.  No amendment to this Agreement may be made without the consent of the Board.  However, the consent of each Member shall be required for any amendment which would reduce such Member’s Net Asset Value per Unit or amend this Section 10.3.

(b)           In addition, the Board may, without the consent of any Member:

(i)           amend this Agreement to correct clerical errors and reconcile inconsistencies;

(ii)           following written notice to the Members given at least 60 days prior to any Fiscal Quarter Closing, amend this Agreement, effective as of the first day of the Fiscal Quarter after the giving of such notice, in the following manner:  (i) to make a change in any provision of this Agreement that requires an action to be taken by or on behalf of a “manager” (as defined in Section 18-101(10) of the Act) or the Members pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified, or revoked so that the taking of such action is no longer required; (ii) to reflect a change in the name of the Fund; and (iii) to permit the Fund to comply with applicable laws, rules, and regulations of the SEC and other regulatory authorities then in effect;

(iii)           following written notice to the Members given at least 90 days prior to the end of a Fiscal Year, amend this Agreement to change the Fiscal Year, the Fiscal Quarters or the length of each Fiscal Period; and

(iv)           following written notice to the Members, change this Agreement in any manner that does not adversely affect the Members in any material respect or that is required or contemplated by other provisions of this Agreement or that is required by law.

(c)           No amendment to this Agreement will be valid to the extent such amendment was not approved in accordance with the provisions of the 1940 Act.

10.4         Certification of Non-Foreign Status.  Each Member or transferee of a Unit from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status.  Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

10.5         Entity Classification Election.  The Fund shall execute and file a U.S. Internal Revenue Service Form 8832 electing to classify the Fund as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 as of a date no later than the date hereof, and each Officer of the Fund and each Director is hereby authorized to execute and file such Form 8832 for all of the Members.  The Fund is hereby authorized to execute and file for all of the Members any comparable form or document required by any applicable United States state or local income or similar tax law for the Fund to be classified as a corporation under such tax law.

10.6         Notices.  All notices or communications required or permitted to be given or delivered under this Agreement shall be in writing.  All notices to the Fund shall be addressed to its office and place of business.  All notices addressed to a Member shall be addressed to such party at the address set forth on the counterpart hereof or in such party’s Investor Certification.  Any Member may designate a new address by notice to that effect given to the Fund.  In the case of a Member, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of mailing, as the case may be, shall be the date of the delivery or the giving of such notice or other communication.  Notices to the Fund shall be effective upon receipt.

10.7         Choice of Law; Waiver of Jury Trial.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Act as now adopted or as it may be hereafter amended shall govern the limited liability company aspects of this Agreement.  Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement, and any amendments hereof, or the breach thereof, or in connection with the dissolution of the Fund, shall be determined and settled by arbitration to be held in San Francisco, California, in accordance with the rules then effective of the American Arbitration Association.  A single arbitrator, experienced in matters regarding limited liability companies that invest in securities, appointed by the American Arbitration Associations, shall conduct the arbitration.  Any award rendered therein shall be final and binding on each and all of the Members, and judgment may be entered thereon in a federal or state court sitting in San Francisco, California.  IN THE EVENT THAT ARBITRATION IS FOUND NOT TO BE AN APPROPRIATE REMEDY AND A COURT PROCEEDING ENSUES, SUCH PROCEEDING SHALL TAKE PLACE IN A FEDERAL OR STATE COURT SITTING IN SAN FRANCISCO, CALIFORNIA, AND A JURY TRIAL SHALL BE WAIVED BY EACH MEMBER AND EACH DIRECTOR.

10.8           Attorneys’ Fees.  If any Member or Members seeks to enforce such Member’s rights under this Agreement by arbitration or other legal proceeding, the Member shall pay the costs and expenses, including, without limitation, reasonable attorneys’ fees and witness fees, incurred by the Fund or any Director in connection with such proceeding should the Member or Members not prevail in such proceeding.

10.9           Headings.  The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

10.10         Construction and Interpretation.  If any question should arise with respect to the operation of the Fund which is not otherwise specifically provided for in this Agreement or with respect to the interpretation of this Agreement, the Board is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem fair and equitable.  The Board’s determinations and interpretations so made shall be final and binding on all parties.  Whenever possible, the provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

10.11         Further Assurances.  Each party hereto will execute, acknowledge, deliver, file, record and publish such further certificates as may be required by law or may be necessary or desirable, at the discretion of the Board, to carry out the provisions of this Agreement.

10.12         Entire Agreement.  This Agreement and the related Investor Certification constitute the entire understanding and agreement among the Members with respect to the subject matter hereof.

10.13         Discretion.  To the fullest extent permitted by law, whenever in this Agreement a natural person or entity is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the natural person or entity will be entitled to consider only those interests and factors as he, she or it desires, including his, her or its own interests, and, to the fullest extent permitted by law, will have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (b) in its “good faith” or under another express standard, then the natural person or entity will act under the express standard and will not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated by this Agreement or by relevant provisions of law or in equity or otherwise.

10.14         Merger and Consolidation.

(a)           The Fund may merge or consolidate with or into one or more limited liability companies formed under the Act or other business entities under an agreement of merger or consolidation that has been approved in the manner contemplated by the Act.

(b)           Notwithstanding anything to the contrary in this Agreement, an agreement of merger or consolidation approved in accordance with the Act may, to the extent permitted by the Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other document evidencing the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) will be the limited liability company agreement of the surviving or resulting entity.

(c)           The Fund may convert to another Delaware business entity in accordance with the Act upon the approval of the Members representing a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement.

Initial Member: /s/ Jonathan Gans Jonathan Gans
Subsequent Members:
All Persons now and hereafter admitted as Members of the Fund by the Board and who have agreed to the terms of this Agreement by execution of their Investor Certification
 /s/ Jonathan Gans
Jonathan Gans

Exhibit A

Limited Liability Company Agreement of
Ironwood Institutional Multi-Strategy Fund LLC

EXH.A-1